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                            ASSET PURCHASE AGREEMENT

         This Asset Purchase Agreement is made as of November __, 1995, by and between NORTHLAND CABLE PROPERTIES FOUR LIMITED PARTNERSHIP, a Washington limited partnership ("Buyer"), and UACC MIDWEST, INC., a Delaware corporation ("Seller").

                                    RECITALS

         A. Seller owns the cable television system and currently is engaged in the business of providing cable television services in the unincorporated community of LeGrand and nearby areas of Merced County, California.

         B. Buyer desires to purchase, and Seller desires to sell and convey, substantially all of the assets of Seller used or useful in connection with such cable television business, all as more particularly described below.

                                    AGREEMENT

         For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

SECTION 1.  DEFINITIONS

         The following terms shall have the following meanings:

         1.1 Agreement shall mean this Asset Purchase Agreement, as amended, supplemented or modified from time to time, including all agreements, instruments and documents delivered in connection with this Agreement and all Schedules and Exhibits annexed hereto.

         1.2 Assets shall include all of the franchises, licenses, permits, certificates, and other similar authorities used or usable in connection with the operations of the CATV System, all real and personal property, all converter and other deposits, all prepaid revenues and accounts receivable, and all other tangible and intangible assets comprising and used or usable in connection with the operations of the System, except only for the Excluded Assets as defined in
Section 1.12. Assets include without limitation the items which are listed in
Schedule 1.2 (except only the Excluded Assets listed in Schedule 1.12). Notwithstanding the generality of the foregoing, Assets include only the assets of Seller that relate specifically to the CATV System, it being understood and acknowledged by Buyer that Seller owns assets that relate to cable television systems operated by Seller in areas that are in close proximity to the CATV System, which assets may have been used tangentially by Seller in the operation of the CATV System but are excluded from the Assets.




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         1.3 Basic Package Services shall mean the package of cable television programming, including broadcast and satellite service programming (but excluding premium or pay-television programming) offered at the monthly rate of $17.38 per subscriber.

         1.4 Basic Subscribers shall mean, as of any date and for any franchise area served by the CATV System, an individually billed residential subscriber to Basic Package Services of the CATV System (which will not include "additional outlets" or "second connects" as such terms are commonly understood in the CATV industry), except any such subscriber (a) who is more than sixty (60) calendar days past due (from the original due date as stated on the billing statement) in the payment of any amount exceeding Ten Dollars ($10), (b) who have not paid at least two (2) months' payment for Basic Package Services in full without discount and all installation charges billed therefor, or (c) whose service is pending disconnection for any reason.

         1.5 CATV System shall refer to Seller's complete cable television reception and distribution system as presently conducted by Seller in and around the unincorporated community of LeGrand and nearby areas of Merced County, California.

         1.6 CLI Rules shall refer to the Cumulative Leakage Index ("CLI") standards under applicable FCC rules and regulations.

         1.7 Closing and Closing Date shall refer to the consummation of the transactions contemplated by this Agreement, to be held at the place and on the date specified in Section 8.1. The day on which such meeting takes place shall be referred to as the "Closing Date."

         1.8 Closing Documents shall refer to the agreements, contracts, instruments and other documents listed in Exhibit G.

         1.9 Contracts shall refer to all instruments, agreements, leases, and contracts listed in Schedule 1.2.

         1.10 Equivalent Billing Units shall mean a hypothetical equivalent to a Basic Subscriber determined, as of any date and for each franchise area served by the CATV System, by dividing (a) the total monthly billings for sales by the CATV System to bulk and commercial accounts for Basic Package Services during the most recent full month ended prior to the date of calculation, by (b) the standard monthly rate (without discount of any kind) charged during such month to single family households for Basic Package Services sold by the CATV System, except any such bulk subscriber (a) who is more than sixty (60) calendar days past due (from the original due date as stated on the billing statement) in the payment of any amount exceeding Ten Dollars ($10), (b) who have not paid at least two (2) months' payment for Basic Package Services in full without discount and all installation charges billed therefor, or (c) whose service is pending disconnection for any reason.




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         1.11 Equivalent Subscribers shall mean with respect to the CATV System, the sum of (a) the number of Basic Subscribers, and (b) the number of Equivalent Billing Units.

         1.12 Excluded Assets shall include (a) Seller's cash on hand, accounts, and investments which are not related to converter and other CATV System deposits, (b) all PrimeStar and DMX commercial accounts of Seller, (c) all pole attachment agreements, all programming agreements and all retransmission consent agreements, (d) all of Seller's trade names, and (e) those assets listed on
Schedule 1.12.

         1.13     FCC shall mean the Federal Communications Commission.

         1.14 Required Consents shall refer to the third party consents listed in Schedule 5.6.

         1.15 Security Interest shall mean any mortgage, deed-of-trust, lien, security agreement, limitation, pledge, hypothecation, assignment for security purposes, option, put, charge, capital or financing lease arrangement, priority, encumbrance, claim, suit, judgment or restraint on transfer (including, without limitation, any agreement to give or suffer to exist any of the foregoing) against title with respect to any Asset to be sold under this Agreement, except for those security interests that Buyer has agreed to assume and are listed in
Schedule 4.1.

SECTION 2. SALE OF ASSETS

         2.1 Agreement to Purchase and Sell. Subject to the terms and conditions set forth in this Agreement, at Closing Buyer shall purchase and Seller shall sell, transfer, assign, convey and deliver the Assets to Buyer.

         2.2 Assets to Be Sold. Except as otherwise specifically provided in this Agreement, all of the Assets are intended to be sold, transferred, assigned, conveyed and delivered to Buyer, free and clear of all Security Interests.

SECTION 3. PURCHASE PRICE

         3.1 Purchase Price. Buyer shall pay to Seller total consideration of Two Hundred Sixty Eight Thousand Seven Hundred Fifty Dollars ($268,750) (the "Purchase Price"), as adjusted pursuant to Sections 3.2 and 3.3. The Purchase Price shall be paid as follows:

                  3.1.1 Cash. At Closing, Buyer shall pay to Seller Two Hundred Fifty Five Thousand Two Hundred Fifty Dollars ($255,250) as adjusted pursuant to
Section 3.2, by wire transfer of immediately available funds on the Closing Date; and

                  3.1.2 Escrow. At Closing, Buyer shall deposit into an escrow account Thirteen Thousand Five Hundred Dollars ($13,500), pursuant to an Escrow Agreement substantially in the




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form of Exhibit F, which escrow account shall be held back from Seller until the earlier of (i) one hundred twenty (120) days after the Closing Date, or (ii) immediately after payment of the post- Closing adjustment has been made as provided in Section 3.3. The escrow account shall be subject to Buyer's continuing right to offset or recoup for post-closing adjustments to be made pursuant to Section 3.3.

         3.2 Adjustments and Prorations to the Purchase Price at Closing . Appropriate adjustments to the Purchase Price and the portion thereof payable under Section 3.1.1 shall be made on a prorata basis as of the Closing Date to the extent reasonably possible for all prepaid expenses, accrued expenses and prepaid revenue, all as determined in accordance with generally accepted accounting principles, to reflect the principle that all expenses arising out of and all income attributable to the CATV System for the period prior to 11:59 p.m. local time on the Closing Date are for the account of Seller, and that all expenses arising out of and all income attributable to the CATV System for the period after 11:59 p.m. local time on the Closing Date are for the account of Buyer. Such adjustments shall be made on the basis of a certificate delivered by Seller to Buyer at least five (5) business days prior to Closing setting forth Seller's good faith estimate of any adjustments or prorations required by this
Section 3.2. All overlapping items of income or expense shall be prorated or reimbursed, as the case may be, as of 11:59 p.m. local time on the Closing Date, including without limitation the following: expenses and deposits prepaid by Seller; deposits and prepayments received but unearned by Seller; liabilities for incurred but unpaid expenses; real and personal property taxes and utility charges relating to the CATV System; and all other items normally prorated in the sale of the assets of a going concern cable television business. In addition, the Purchase Price and the portion thereof payable under Section 3.1.1 shall be reduced by the amount payable by Seller for one-half (1/2) of the fees and expenses payable under the Escrow Agreement in substantially the form attached hereto as Exhibit E. Finally, the Purchase Price and the portion thereof payable under Section 3.1.1 shall be increased by the value of Seller's accounts receivable existing as of the Closing Date with respect to subscribers to the CATV System in accordance with the following:

                  (i)      For accounts receivable aged zero (0) through thirty
                           (30) days, one hundred percent (100%) of the aggregate amount of such accounts receivable; and

                  (ii) For accounts receivable aged thirty one (31) through ninety (90) days, eighty five percent (85%) of the aggregate amount of such accounts receivable.

No adjustments to the Purchase Price shall be made with respect to accounts receivable aged over ninety (90) days. The age of such accounts receivable shall be measured from the original due date of billing as stated on Seller's billing statements.

         3.3 Post-Closing Adjustments. As soon as practicable, but in any event within sixty (60) days after the Closing Date, Seller shall prepare and deliver to Buyer a certificate setting




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forth Seller's computations of the amount of all prorations and adjustments, if any, called for in Section 3.2. Buyer and Seller shall work together in good faith to resolve any disagreement with respect to any matter set forth in such certificate. A payment shall be made by Seller or Buyer within five (5) business days after reaching agreement as to the proper amounts of the adjustments. If Seller and Buyer are unable to agree upon the amounts of the adjustments within fifteen (15) days of Seller's delivery of the certificate to Buyer, then the matter shall be submitted to an accounting firm mutually acceptable to Buyer and Seller for prompt resolution, and the fees for such firm shall be paid one-half by Buyer and one-half by Seller.

         3.4 Allocation of Purchase Price. The Purchase Price shall be allocated among the Assets in such amounts as set forth in Schedule 3.4. Buyer and Seller agree to be bound by such allocation and to file all federal, state, and local tax returns on the basis of such allocation.

SECTION 4. ASSUMPTION OF LIABILITIES

         4.1 Limited Assumption of Liabilities. All of Seller's obligations with respect to the CATV System are set forth in the agreements listed in Schedule
1.2. Except as specifically set forth in Schedule 4.1, Buyer will not assume any of Seller's obligations at Closing. It is expressly understood and agreed that Buyer shall not be liable for, and does not assume, any obligations or liabilities of Seller of any kind or nature, other than obligations expressly assumed by Buyer pursuant to the terms of this Section or the Assignment and Assumption Agreement to be executed by Buyer and Seller in substantially the form attached hereto as Exhibit B.

         4.2 Sales and Transfer Taxes; Third-Party Consents. Seller shall assume the liability for and shall pay any and all taxes that may be imposed on Seller on the basis of Seller's income. Buyer shall assume the liability for and shall pay any and all other reasonable costs, fees and taxes associated with the consummation of the transactions contemplated by this Agreement, including without limitation the expenses associated with obtaining the consent or agreement of any governmental authority or any independent third-party with whom Seller is contractually bound; provided, however, that Buyer shall not be obligated under this Section either to pay any unreasonable fees or expenses or to undertake any unreasonable obligations as a part of Buyer's performance. Notwithstanding the foregoing, unless specifically set forth herein, each party shall bear the expenses of its own attorneys, accountants and experts.

SECTION 5. REPRESENTATIONS AND WARRANTIES OF SELLER

         To induce Buyer to enter into this Agreement, Seller represents and warrants to Buyer as follows:

         5.1 Organization and Authority. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is qualified to transact business in the State of California and in all other jurisdictions in which the failure to so qualify




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would have a material adverse effect on its business or properties; openly and lawfully does business under the names "UACC Midwest, Inc.," "TCI" and "TCI Cablevision of Merced," but no other name; has full power and authority to execute, deliver, and perform this Agreement; has all requisite power and authority to carry on its business as currently conducted and to own, lease, use, and operate the Assets at the places they are located and in the manner in which the CATV System is conducted; has taken all corporate action required by law, its articles of incorporation and otherwise, and as of Closing will have received all necessary consents and approvals, including without limitation the approval of the directors of Seller, to authorize the execution, delivery, and performance of this Agreement; and has not, since December 2, 1991, changed its name, been the surviving entity of a merger or consolidation, or acquired all or substantially all of the assets of any person, company or entity.

         5.2 Schedules. The Schedules to this Agreement are true, accurate, and complete in all material respects.

         5.3 No Breach or Violation. To Seller's knowledge, the execution of this Agreement and the consummation of the transactions contemplated hereby will not violate or cause a default under any agreement to which Seller is a party or give rise to any Security Interest with respect to the Assets, except such violations, defaults, or security interests as would not, individually or in the aggregate, have a material adverse effect on the validity, binding effect or enforceability of this Agreement, on the CATV System, or on the ability of Seller to perform its obligations under this Agreement. The Agreement constitutes the legal, valid, and binding obligation of Seller, enforceable in accordance with its terms, except insofar as enforceability may be affected by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws now or hereafter in effect affecting creditors' rights generally or by principles governing the availability of equitable remedies.

         5.4 Effectiveness of Contracts. All of the Contracts are currently in full force and effect and are valid and enforceable in accordance with their respective terms, except insofar as enforceability may be affected by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws now or hereafter in effect affecting creditors' rights generally or by principles governing the availability of equitable remedies, and Seller is not in violation or default of any material provision of any Contract. To Seller's knowledge, Seller is in compliance with the applicable requirements of all governing or regulatory authorities relating to the Contracts. To Seller's knowledge, the Contracts represent all of the agreements necessary for Seller to operate the CATV System in the ordinary course of business, as and in the manner in which it presently is conducted and in accordance with all applicable federal, state and local laws. True, correct and complete copies of all Contracts have been delivered by Seller to Buyer.

         5.5 Title to Assets. Seller has good, marketable and indefeasible title, both legal and equitable, to all of the Assets which are owned, and a valid leasehold interest in all of the Assets which are leased; and the Assets are free and clear of all Security Interests of any kind or nature,




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except for those Security Interests which shall be removed and released at or prior to Closing. To Seller's knowledge, the Assets and the programming offered over the CATV System are free and clear of any rightful claim of any third person by way of copyright infringement, and Seller has timely made all requisite filings with and payments to, and is otherwise in material compliance with, all applicable rules and regulations of the Copyright Office. The real property is accessible by roads over which Seller has a valid right-of-way, the real property is served by all utilities and services reasonably necessary or convenient for its normal and intended use, improvements on the real property do not encroach on the property of others, and Seller has all easements and rights of way necessary for the operation, repair, and maintenance of the CATV System.

         5.6 Required Consents. Schedule 5.6 sets forth a true, correct and complete list of all Required Consents, including without limitation all governmental and third-party franchises, approvals, licenses, consents, landlord's consents, other agreements, and other approvals necessary or required for Buyer to conduct the CATV System and to own, lease, use, and operate, as the case may be, the Assets at the places and in the manner in which the CATV System and Assets are presently conducted or used and will be conducted or used on the Closing Date.

         5.7 FCC Compliance. As of Closing, Seller shall be duly authorized under and in material compliance with applicable rules, regulations and orders of the FCC and any other governmental authority necessary to conduct the business of the CATV System in the manner in which such business has been conducted prior to Closing, including without limitation the CLI Rules. Prior to Closing, Seller will have delivered to Buyer true and correct copies of all current and past reports, filings and notices, for the immediately past two years, from or with, or necessary to support compliance with, FCC rules and regulations for the immediately past two years. As of Closing, Seller will have materially complied with and will have provided Buyer with true, correct and complete copies of all Syndicated Exclusivity, Network Nonduplication and Sports Blackout requests and all notices received by Seller relating to the mandatory carriage of off-air broadcast signals on the CATV System.

         5.8 Assets and CATV Business. Except as expressly set forth in the Schedules to this Agreement, at Closing all Assets shall be in operating condition, ordinary wear and tear excepted. None of the Assets materially violate applicable laws, ordinances, codes, regulations or restrictive covenants. The CATV System and the Assets are suitable for continued use in the manner in which they are presently operated without the need for repairs or replacement (except such repairs and replacements as would be expected of a cable system of the same age and in the same geographical location as the CATV System). All cable used in the CATV System is coaxial, and, except for such conditions as might be expected for a cable system of its age and geographic location, is water-tight and properly joined and connected.

         5.9 Litigation and Proceedings. There is no litigation at law, or in equity, and there is no other proceeding or investigation pending or, to Seller's knowledge, threatened against, Seller




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which reasonably could be expected, individually or in the aggregate, to have a material adverse effect on the CATV System or on Seller's ability to perform its obligations under this Agreement, and Seller does not know of any basis for such litigation or proceedings. Seller is not materially in default in any manner with respect to any order, writ, injunction, or decree of any court or federal, State, municipal, or other governmental department, commission, board, bureau, agency, or instrumentality which relates to the operation of the CATV System, and Seller has materially complied with all laws, rules, or regulations applicable to the CATV System and the operation thereof.

         5.10 Subscribers, Fees, Rates and Homes Passed. The CATV System has no fewer than 215 Equivalent Subscribers. The number of Equivalent Subscribers, the monthly rates currently charged by Seller for each of the services offered on the CATV System, and the number of homes passed by the CATV System are listed on
Schedule 5.10. The monthly Basic Package Services rate of at least $17.38, and the other rates listed on Schedule 5.10 have been in effect for no fewer than two standard billing cycles and Seller has not been ordered by any governmental or franchising authority to reduce such rates.

         5.11 Finders and Brokers. Neither Seller nor its officers, directors, shareholders or employees has entered into any contract, arrangement, or understanding with any person or firm which may result in the obligation of Seller or Buyer to pay any finder's, brokerage, or agent's fees, commission or other like payment or compensation. Within the three years preceding the date of this Agreement, Seller has not entered into any agreement, whether written, oral, express or implied, directly or indirectly regarding the sale or other disposition of the CATV System.

         5.12 Overbuilds; Competition. To Seller's knowledge, no area presently served by the CATV System or within the scope of any of Seller's CATV franchises is presently subject to, or to Seller's knowledge is likely to become subject to within the foreseeable future, an overbuild situation or competition from a multipoint distribution service, multichannel multipoint distribution service or other wireless cable services, or any other circumstances which would have a negative material impact on the CATV System or Seller's business, except for Choice TV, PrimeStar and DMX Services.

         5.13 Financial Information. To Seller's knowledge, the financial information pertaining to the CATV System attached as Schedule 5.13: (i) has been prepared in the ordinary course of business for the purpose of calculating franchise fees of the CATV System on a consistent basis throughout the period involved; and (ii) is true, correct, complete and accurate in all material respects, subject to normal year-end adjustments.

         5.14 Free CATV Service. Except as set forth in Schedule 5.14 to this Agreement, there is no agreement, obligation or other requirement for Seller to provide free cable television service to any person, entity or firm.




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SECTION 6. BUYER'S REPRESENTATIONS AND WARRANTIES

         6.1 Organization and Authority. Buyer represents and warrants to Seller that Buyer is a limited partnership duly formed and validly existing under the laws of the State of Washington; has full power and authority to execute, deliver and perform this Agreement; and has taken all partnership action required by law and otherwise to authorize the execution, delivery and performance of this Agreement. This Agreement constitutes the legal, valid and binding obligation of Buyer enforceable in accordance with its terms, except insofar as enforceability may be affected by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws now or hereafter in effect affecting creditors' rights generally or by principles governing the availability of equitable remedies.

         6.2 Finders and Brokers. Neither Buyer nor its officers or employees has entered into any contract, arrangement, or understanding with any person or firm, which may result in the obligation of Seller or Buyer to pay any finder's, brokerage, or agent's fees, commission or other like payment or compensation.

         6.3 No Breach or Violation. To Buyer's knowledge, the execution, delivery and performance of this Agreement will not (a) conflict with or result in a breach or violation by Buyer of, or (b) constitute default by Buyer under, any statute, ordinance, rule, regulation or order, or any material agreement, lease, instrument, document or arrangement, except such conflicts, breaches, violations or defaults as would not, individually or in the aggregate, have a material adverse effect on Buyer's ability to perform its obligations pursuant to this Agreement.

         6.4 No Consents. Except as provided in Schedule 5.6, Buyer does not need to give any notice to, make any filing with, or obtain any authorization, consent or approval of any government or governmental agency in order for the consummation of the transactions contemplated by this Agreement.

SECTION 7. CONDUCT PENDING CLOSING

         7.1 Access to Premises and Records. Between the date of execution and delivery of this Agreement and the Closing Date, Seller shall allow Buyer full access at reasonable times to all of the premises and books and records of Seller and the CATV System and shall furnish to Buyer and its representatives all information regarding the business and properties of Seller as may reasonably be requested by Buyer or its representatives. In particular, Seller shall allow Buyer to perform, at Buyer's expense, a "Level I" environmental audit of any real property used in connection with the CATV System. Buyer (a) will treat and hold, and will cause its employees and representatives to treat and hold, as confidential any information concerning the business and affairs of Seller that is not already generally available to the public received by Buyer, its employees, or its representatives from Seller pursuant to this Section 7.1 or otherwise, (b) will not use any such information except in connection with this Agreement, and (c) if this




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Agreement is terminated for any reason whatsoever, will return to Seller all tangible embodiments (and copies thereof) of such information in its possession.

         7.2 Continuity and Maintenance of Operations. Seller shall continue to operate the CATV System, shall maintain the Assets (including maintenance and replenishment of all inventories of spare equipment and parts reasonably adequate for the needs of the CATV System for a period of one month, including without limitation those listed in Schedule 1.2), and shall keep all of its business books, records, and files all in the ordinary course of business in accordance with past practices, consistently applied.

         7.3 Existing Relationships. Except as otherwise requested by Buyer, Seller shall use its best efforts to preserve the CATV System as a going concern and to preserve existing relation ships with suppliers, customers, governmental entities and others having business dealings with Seller.

         7.4 Approvals. Seller shall deliver to Buyer for Buyer's review and approval a copy of Seller's request for each Required Consent, together with evidence of such consent satisfactory to Buyer.

SECTION 8. CLOSING; CLOSING DATE; TERMINATION

         8.1 Closing Date. Subject to the terms and conditions of this Agreement, Closing shall be conducted at the offices of Buyer or such other location on a Closing Date as may be mutually agreed to by the parties. Timing of the Closing shall be subject to the following terms: Closing shall take place not later than twenty (20) Business Days after Seller has obtained all Required Consents and has complied with all other terms and conditions of this Agreement; or on such later date as may be acceptable to Buyer and Seller.

         8.2 Termination. This Agreement may be terminated at any time prior to Closing (a) by the mutual written consent of Seller and Buyer; (b) by Buyer in its reasonable discretion, if Seller fails to demonstrate to Buyer's reasonable satisfaction that the CATV System has at least 215 Equivalent Subscribers, or if Seller after using its best efforts, is unable to obtain each and every Required Consent; (c) by either Seller or Buyer, in the event of a material breach or misrepresentation under this Agreement by the other party which breach or misrepresentation remains uncured fifteen (15) days after the receipt of notice of such breach given by the other party; (d) by Buyer if Buyer gives written notice to Seller of termination within ten (10) days of giving notice to Seller of its dissatisfaction with the technical, engineering or financial inspections, or environmental audit pursuant to Section 10.1; or (e) by either party in such party's sole and absolute discretion, if the transactions contemplated by this Agreement shall not have been consummated on or before January 31, 1996.




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SECTION 9. SELLER'S OBLIGATIONS AT AND PRIOR TO CLOSING

         Unless delivery is required prior to Closing by the terms of this Agreement, Seller, at its sole cost and expense, shall deliver to Buyer at the Closing all of the following (collectively, the "Closing Documents"): (a) executed originals of a bill of sale, an assignment and assumption agreement, an assignment and assumption of franchises, a Seller's certificate, a Noncompetition Agreement and an Escrow Agreement, each substantially in the forms of Exhibits A, B, C, D, E and F, respectively; (b) all documents, certificates and papers which are reasonably necessary or appropriate to vest in Buyer all right, title, and interest in and to the Assets free and clear of all Security Interests, which documents, certificates and papers shall be listed on the Closing Documents Checklist in the form of Exhibit G; (c) UCC searches, tax lien searches, pending litigation searches and judgment searches of the county and state public records from each county in which any of the Assets are located, performed at Seller's sole expense, within thirty (30) days after the execution of this Agreement, and any releases necessary to remove any liens on the Assets and evidence of the dismissal of any suits or the satisfaction of any judgments revealed by such searches; and (d) certificates from each appropriate taxing authority stating that all applicable state and/or local taxes due in connection with the transactions contemplated by this Agreement have been timely paid in full and that no obligation or liability is outstanding in connection therewith.

SECTION 10. BUYER'S OBLIGATIONS PRIOR TO, AT, AND AFTER CLOSING

         10.1 Prior to Closing. Prior to Closing, Buyer will notify Seller of its reasonable dissatisfaction, including therein the reasons for such dissatisfaction, with the results and findings of Buyer's technical and engineering inspections, financial inspections, and "Level I" environmental audit with respect to the Assets within ten (10) days after Buyer's receipt of the results of such inspections or audit, but in no event less than twenty (20) days prior to the latest date that Seller and Buyer reasonably anticipate will be the Closing Date.

         10.2 At Closing. At Closing, Buyer shall: (a) deliver to Seller payment of the portion of the Purchase Price required by Section 3.1.1; (b) deposit into the escrow account of the portion of the Purchase Price pursuant to the Escrow Agreement (in the form of Exhibit F); and (c) deliver to Seller executed originals of an assignment and assumption agreement, an assignment and assumption of franchises, a Noncompetition Agreement and an Escrow Agreement, each substantially in the forms of Exhibits B, C, E and F, respectively.

         10.3 After Closing. After Closing, Buyer shall perform and pay any and all obligations assumed by it pursuant to Section 4.1.




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SECTION 11. CONDITIONS OF BUYER'S OBLIGATIONS

         Buyer's obligations to close hereunder are subject to the satisfaction of all of the following conditions, each of which must be satisfied on or before the Closing Date and any of which may be waived in writing by Buyer: (a) the representations and warranties contained in Section 5 of this Agreement shall be true, accurate, and complete; (b) Seller shall have updated all Schedules at Closing and certified that such updated Schedules conform to the appropriate representations and warranties made by Seller in this Agreement; (c) Seller shall have certified to Buyer its compliance with the CLI Rules and with all other applicable technical standards; (d) Seller shall have complied in all material respects with all covenants and performed in all material respects all actions required under Section 7 of this Agreement; (e) Seller shall have complied with all of its obligations contained in Section 9 of this Agreement; and (f) the CATV System shall not have suffered, on or prior to the Closing, any loss, claim, casualty, or calamity that materially adversely affects the Assets or the operations or future prospects of the CATV System.

SECTION 12. CONDITIONS OF SELLER'S OBLIGATIONS

         Seller's obligations to close are subject to all of the following conditions, any of which may be waived in writing by Seller: (a) Buyer shall have performed in all material respects all of its agreements and covenants under this Agreement to the extent such are required to be performed at or prior to Closing, and (b) Buyer shall have certified to Seller that Buyer's representations and warranties set forth in this Agreement are true and correct as of Closing.

SECTION 13. INDEMNIFICATION

         13.1 Seller's Indemnification of Buyer. Seller shall defend, indemnify and hold harmless Buyer, its affiliates, subsidiaries, shareholders, directors, officers, agents, and assigns, from and against any loss, liability, damage, or expense (including attorney's and other experts' fees) (a) resulting from any claim by any third party relating to Seller's ownership and operation of the Assets prior to and on the Closing Date, or (b) arising from any breach of any representation, warranty, or covenant by Seller in this Agreement, including without limitation any liabilities and costs arising from any pending or threatened litigation involving Seller, or (c) resulting from any claim asserted against Buyer for any finder's, brokerage, or agent's fees, commission or other like payments or compensation.

         13.2 Buyer's Indemnification of Seller. Buyer shall defend, indemnify and hold harmless Seller, its affiliates, subsidiaries, shareholders, directors, officers, agents, and assigns, from and against any loss, liability, damage, or expense (including attorney's and other experts' fees) (a) resulting from any claim by any third party relating to Buyer's ownership and operation of the Assets after the Closing Date, or (b) arising from any breach of any representation, warranty, or covenant by Buyer in this Agreement, or (c) resulting from any claim asserted




Asset Purchase Agreement                                                Page 12
against Seller for any finder's, brokerage, or agent's fees, commission or other like payments or compensation.

SECTION 14. MISCELLANEOUS

         14.1 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

         14.2 Assignment of Agreement. Neither party may assign this Agreement or any interest in this Agreement without the prior written consent of the other party, which consent shall not be unreasonably withheld; provided, however, that Buyer may assign and delegate, at or prior to Closing, all or a part of its rights and obligations under this Agreement to one or more entities formed and controlled by Buyer without the prior written consent of Seller. In no event shall any such assignment and delegation relieve Buyer from any liability under this Agreement, including without limitation the payment of the Purchase Price.

         14.3 Entire Agreement; Amendments. This Agreement constitutes and embodies the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior or contemporaneous written or oral agreements and understandings between the parties with respect thereto. This Agreement may not be modified or amended except by a written instrument executed by the parties.

         14.4 Survival of Representations and Obligations. The obligations of Seller pursuant to Sections 5.5, 13.1(a) and 13.1(c), shall survive the Closing indefinitely. All other obligations of Seller, Seller's affiliates, and their respective shareholders, pursuant to the terms of this Agreement, including without limitation the provisions of Section 13.1(b), and the covenants, representations and warranties of Seller, Seller's affiliates, and their respective shareholders, directors, and officers, made in this Agreement, shall survive the Closing for a period of eighteen (18) months. The obligations of Buyer pursuant to Sections 13.2(a) and 13.2(c) shall survive the Closing indefinitely. All other obligations of Buyer pursuant to the terms of this Agreement, including without limitation the provisions of Section 13.2(b), and the covenants, representations and warranties of Seller, Seller's affiliates, and their respective shareholders, directors, and officers, made in this Agreement, shall survive the Closing for a period of eighteen (18) months.

         14.5 Notices. All notices and communications required or permitted to be given under any of the provisions of this Agreement shall be in writing and shall be deemed to have been duly given when delivered by messenger, by overnight delivery service, by facsimile transmission (receipt confirmed), or mailed by first class certified mail, return receipt requested, addressed to the parties at the addresses set forth below or at such other addresses as either party shall notify the other in accordance with this Section 14.5:




Asset Purchase Agreement                                                Page 13

If to Buyer:                                    and to:

Northland Cable Properties Four
Limited Partnership                             John E. Iverson, Esq.
1201 Third Avenue, Suite 3600                   Ryan Swanson & Cleveland
Seattle, Washington 98101                       1201 Third Avenue, Suite 3400
Attn:  John S. Whetzell and James A. Penney     Seattle, Washington 98101
Facsimile (206) 623-9015                        Facsimile (206) 583-0359

If to Seller:                                   and to:

UACC Midwest, Inc.                              UACC Midwest, Inc.
c/o Tele-Communications, Inc.                   c/o Tele-Communications, Inc.
Terrace Tower                                   Terrace Tower
5619 DTC Parkway                                5619 DTC Parkway
Englewood, Colorado  80111-3000                 Englewood, Colorado  80111-3000
Attention:  Gary S. Howard and                  Attention: Legal Department
            Ramona L. Whitman                   Facsimile: (303) 488-3217
Facsimile: (303) 488-3209

         15.6 Legal Expenses. If any proceeding is brought by either party to enforce or interpret any term or provision of this Agreement, the substantially prevailing party in such proceeding shall be entitled to recover, in addition to all other relief as set forth in this Agreement, such party's reasonable attorneys' and experts' fees and expenses.

         15.7 Seller's Knowledge. As used throughout this Agreement, the phrase "to Seller's knowledge" means the actual knowledge of a particular matter of any of the executive officers of Seller or on-site general managers of the CATV System, after reasonable investigation of the CATV System.


BUYER:                                 NORTHLAND CABLE PROPERTIES FOUR
                                       LIMITED PARTNERSHIP
                                       By Northland Communications Corporation,
                                          Managing General Partner


                                                By  /s/ James A. Penney
                                                    ---------------------------
                                                Its Vice President
                                                    ---------------------------




Asset Purchase Agreement                                                Page 14

SELLER:                                UACC MIDWEST, INC.


                                                By  /s/ Gary S. Howard
                                                    ---------------------------
                                                Its Vice President
                                                    ---------------------------



Asset Purchase Agreement                                                Page 15

                                   AMENDMENT
                                       TO
                            ASSET PURCHASE AGREEMENT


        Section 8.2 of the Asset Purchase Agreement dated as of November 17, 1995 by and between Northland Cable Properties Four Limited Partnership and UACC Midwest, Inc. is hereby amended by deleting January 31, 1996 and inserting in its place February 29, 1996. This amendment will be effective as of January 31, 1996.


                                UACC MIDWEST, INC.


                                By: /s/ Gary S. Howard
                                    ----------------------------------
                                    Gary S. Howard, Vice President


                                NORTHLAND CABLE PROPERTIES
                                FOUR LIMITED PARTNERSHIP
                                By: Northland Communications Corporation, G.P.


                                By: /s/ James A. Penney
                                    ----------------------------------
                                    James A. Penney, Vice President